May 30, 1997




Dreyfus Institutional Preferred Money Market Fund
200 Park Avenue
New York, New York  10166

Ladies and Gentlemen:

We have acted as counsel to Dreyfus Institutional Preferred Money Market Fund (the "Fund") in connection with the preparation of a Registration Statement on Form N-1A, Registration No. 333-26513 (the "Registration Statement"), covering shares of beneficial interest (the "Shares") of the Fund.

We have examined copies of the Agreement and Declaration of Trust and By-Laws of the Fund, the Registration Statement and such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Attorneys involved in the preparation of this opinion are admitted only to the bar of the State of New York. As to various questions arising under the laws of the Commonwealth of Massachusetts, we have relied on the opinion of Messrs. Ropes &
Gray, a copy of which is attached hereto. Qualifications set forth in their opinion are deemed incorporated herein.

Based upon the foregoing, we are of the opinion that the Fund is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold and the authorized consideration therefor is received by the Fund, they will be validly issued, fully paid and nonassessable by the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration and qualification of the Fund or its Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



STROOCK & STROOCK & LAVAN LLP









                                                        May 30, 1997



Dreyfus Institutional Preferred Money Market Fund
200 Park Avenue
New York, New York  10166

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York  10038

Ladies and Gentlemen:

        We are furnishing this opinion with respect to the proposed offer and sale from time to time of an indefinite number of shares of beneficial interest, par value $.001 (the "Shares") of Dreyfus Institutional Preferred Money Market Fund (the "F und"), being registered under the Securities At of 1933, as amended, by a Registration Statement on Form N-1A (the "Registration Statement").

        We have acted as Massachusetts counsel for the Fund in connection with its organization and are familiar with the action taken by its Trustees to authorize the issuance of the Shares of the Fund. We have examined the Fund's records of Truste e action, its By-Laws and its Agreement and Declaration of Trust, as amended to date. We have examined such other documents as we deem necessary for the purposes of this opinion.

        We assume that appropriate action has been or will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating sales and offerings of securities and that upon sale of the Shares, the Fund will receive an amount not less than the net asset value of the Shares at the time of sale and not in any event less than their par value.

        Based upon the foregoing, we are of the opinion that:

        The Fund is a legally organized and validly existing unincorporated voluntary association under the laws of The Commonwealth of Massachusetts which, unless terminated as provided in its Agreement and Declaration of Trust, shall contin ue in existence without limitation of time.

        The Fund is authorized to issue an unlimited number of Shares and upon the issue and sale and receipt by the Fund of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid, and nonassessable by the Fund.

        The Fund is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Agreemen t and Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund, and requires that notice of such disclaimer be given in each note, bond, contract or other undertaking issued by or on behalf of the Fund. The Agreement and Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable for the obligations of the Fund. Thus, the risk of liability is limited to circumst ances in which the Fund would be unable to meet its obligations.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,



                                                Ropes & Gray



Dreyfus Institutional Preferred Money Market Fund
Stroock & Stroock & Lavan LLP